Exhibit 99.1

NEWS RELEASE for August 5, 2004 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Jesse Deal (Investors)	Francis X Shea, CFO & EVP
	jesse@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 428-8000
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS RESULTS FOR THE SECOND QUARTER OF 2004

MIAMI, FL (August 5, 2004) . . .. World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported results for the second quarter ended June 30, 2004. Net income rose 26 percent to $6.9 million, or $0.58 per diluted share, as compared to $5.4 million, or $0.49 per diluted share, for the same quarter in the prior year. For the six months ended June 30, 2004, the Company reported earnings of $12.8 million, or $1.10 per diluted share, as compared to $10.7 million, or $0.97 per diluted share, for the same period a year ago. These financial results include the results of Tramp Oil Group, which was acquired on April 2, 2004.

“We are very pleased with our results, and remain on track for a good year” said Paul Stebbins, Chairman and Chief Executive Officer.

SECOND QUARTER AND SIX MONTHS FINANCIAL HIGHLIGHTS

	Quarter Ended		Six Months Ended
	($ in thousands, except per share data)
	6/30/04	6/30/03	6/30/04	6/30/03
Revenue	$1,377,378	$645,918	$2,289,175	$1,303,918
Income From Operations	$9,800	$5,781	$17,510	$12,699
Net Income	$6,866	$5,443	$12,820	$10,711
Diluted earnings per share	$0.58	$0.49	$1.10	$0.97

MORE-MORE-MORE

WORLD FUEL SERVICES REPORTS RESULTS FOR THE SECOND QUARTER OF 2004

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About World Fuel Services Corporation

Headquartered in Miami, Florida, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 2,500 airports and seaports worldwide. With 42 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 428-8000 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS RESULTS FOR THE SECOND QUARTER OF 2004

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$65,328	$76,256
Accounts and notes receivable, net	367,526	192,119
Inventories	38,007	22,940
Prepaid expenses and other current assets	27,298	19,706

Total current assets	498,159	311,021

PROPERTY AND EQUIPMENT, NET	6,964	6,963

OTHER ASSETS	58,057	39,694
	$563,180	$357,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$1,535	$1,600
Accounts payable	283,273	172,885
Accrued expenses	23,481	9,987
Other current liabilities	28,400	20,290

Total current liabilities	336,689	204,762

LONG-TERM LIABILITIES	54,694	4,537

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY	171,797	148,379

	$563,180	$357,678

MORE – MORE – MORE

WORLD FUEL SERVICES REPORTS RESULTS FOR THE SECOND QUARTER OF 2004

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$1,377,378	$645,918	$2,289,175	$1,303,918
Cost of sales	(1,345,924)	(620,436)	(2,230,790)	(1,251,125)

Gross profit	31,454	25,482	58,385	52,793

Operating expenses:
Salaries and wages	(11,518)	(10,647)	(21,766)	(20,745)
Provision for bad debts	(1,354)	(1,237)	(2,239)	(3,938)
Other	(8,782)	(7,817)	(16,870)	(15,411)

	(21,654)	(19,701)	(40,875)	(40,094)

Income from operations	9,800	5,781	17,510	12,699
Other (expense) income, net	(1,453)	482	(1,387)	229

Income before income taxes	8,347	6,263	16,123	12,928
Provision for income taxes	(1,481)	(820)	(3,303)	(2,217)

Net income	$6,866	$5,443	$12,820	$10,711

Basic earnings per share	$0.62	$0.51	$1.17	$1.01

Weighted average shares - basic	11,056	10,600	10,919	10,592

Diluted earnings per share	$0.58	$0.49	$1.10	$0.97

Weighted average shares - diluted	11,751	11,118	11,628	11,071